EXHIBIT 99.2

CORPORATE PARTICIPANTS

Anne Rakunas ICR - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Bob Labick CJS Securities - Analyst

Steph Wissink Piper Jaffray & Co. - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Steven Friedman Wells Fargo Securities, LLC - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Helen of Troy Limited second-quarter 2015 earnings call. Today’s call is being recorded. At this time I would like to turn the call over to Anne Rakunas of ICR. You may begin.

Anne Rakunas  - ICR - IR

Good afternoon, everyone, and welcome to Helen of Troy’s second-quarter FY15 earnings call. The agenda for the call this afternoon is as [follows]. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance during the quarter and progress on the key priorities. Then Brian Grass, the Company’s CFO, will review the financials in more detail and discuss the Company’s outlook for fiscal year 2015. Following this, Mr. Mininberg and Mr. Grass will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipate, believe, expect and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on the Company’s homepage and then the News tab. I will now turn the conference over to Mr. Mininberg.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, Anne. Good afternoon, everyone, and welcome to our second-quarter fiscal year 2015 earnings conference call. Overall, our sales and earnings surpassed our revised guidance, driven by increased orders late in the quarter and better gross profit margin in August. Our acquisition of Healthy Directions contributed positively as planned. Net sales revenue was $319.9 million and we delivered adjusted EBITDA of $40.2 million and adjusted diluted earnings per share of $0.99.

As we previously discussed, our second-quarter results reflect the weakness recently in the retail environment that has impacted all of our segments. In our Personal Care business,the multiyear downward trends have accelerated, particularly in the more commoditized parts of our appliance business. This has been compounded by the slower store traffic and softer mass-market retail sales reported by some of our largest retail customers. As a result, we experienced lower revenues in our core segments on a year-over-year basis.

Despite the retail backdrop that has muted overall performance, we continue to advance in key elements of our business. I’m very pleased with progress executing our strategic priorities. In line with our first objective of building a winning organization and culture, the transformation work in our operations, shared service, and our

Personal Care segments has progressed. The Senior Vice President we previously announced to lead China sourcing across the Company is implementing changes to the work processes and organization in the Far East, redesigning them to serve our business units more efficiently. We are leveraging scale, focusing on best practices and staffing with top talent both from within the Company and externally. We expect this to generate savings and improvements in speed and quality.

During the second quarter we hired another outstanding, highly experienced Senior Vice President to lead our North American distribution, our customer service, and our transportation operations. Both of these leaders embody the collaborative winning culture we have embraced and are driving positive change with large groups of employees worldwide.

We have also increased our capability in new product development, marketing, and quality for Personal Care. In this area, we have also increased collaboration between our liquids and our appliance organizations.

As part of our second objective to accelerate and sustain organic growth, we are focused on our near-term and long-term strategies to improve the financial performance of our Personal Care business. This segment generates strong EBITDA, on an adjusted basis, $23.7 million so far this fiscal year, and remains a critical component of the Company’s overall cash flow. We are investing in our more powerful brands when they have product news. Our goal is to stabilize the Personal Care business. While we are experiencing a challenging retail backdrop, as I mentioned, our professional and liquids businesses are highly profitable and have sound fundamentals, as does our brushes, combs, and accessories business.

Our retail appliance business needs to rebuild its fundamentals. Our short-term strategy to do so focuses on improvements in packaging, marketing, and trade execution. This has already begun and we should see customer and consumer reaction early in fiscal 2016. Our long-term strategy for both retail and professional appliances includes increased focus on innovation based on in-depth consumer and competitive understanding. As new product development cycles tend to run 18 months from idea to shelf, this will take some time. It involves listening to what our consumers want and need, testing the new product ideas we have already generated, developing the products, ensuring their quality, and then selling them into our customers in both the retail and the professional channels.

In our Healthcare and Home Environments segment we are investing behind new product introductions including new Braun thermometers for both the consumer and the professional market and new Honeywell air purifiers. We also have new advertising for PUR water purification, new packaging, and new products soon to launch. We expect these and others will have a positive impact on our results in the second half of the fiscal year. As you know, our thermometer and humidifier businesses are highly correlated to the cold and flu season, which is just now starting in the northern hemisphere.

In our Housewares segment we continue to leverage our award-winning innovations to expand OXO into adjacent categories and to gain additional distribution. A great example of this is our relationship with The Cookware Company. The first shipment of products under this relationship are expected to begin during the third quarter of fiscal 2015. OXO’s brand equity with both retailers and with consumers as well as its pipeline of new products provides further avenues for growth.

Our third objective is to continue engaging in shareholder-friendly policies to drive shareholder value. Our strong balance sheet allows us to invest in organic growth while evaluating compelling acquisitions and repurchasing our common shares. Year to date we have invested $273.6 million repurchasing 4.1 million of our common shares. At quarter end we had $265.4 million remaining in our $550 million repurchase authorization. We have also increased our shareholder outreach.

We have utilized our strong cash flow to increase our long-term sales and profitability potential with strategic acquisitions, most recently with Healthy Directions. During the quarte,r we reported our first contribution from Healthy Directions, which posted $24.6 million of revenue for the two-month period since we acquired the business on June 30, 2014. I am pleased with the results for this business, which were accretive to our consolidated performance and contributed positively to both gross margins and adjusted EPS during the quarter. We believe Healthy Directions will continue to make a positive contribution to our sales growth, our strategic footprint and profitability going forward.

In terms of capital allocation, our strategy to invest in our core organic business, accretive acquisitions, and return of capital to shareholders, all fueled by strong cash flow and a healthy balance sheet. With that, I would like to turn the call over to Brian Grass.

Brian Grass  - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. I’d like to start any discussion by reviewing our second-quarter fiscal year 2015 financial results from this afternoon’s press release and then reaffirm our outlook for the full fiscal year 2015.

Consolidated sales revenue was $319.9 million for the quarter, a slight increase over the prior-year period. Healthy Directions contributed $24.6 million in sales during the quarter, which was offset by lower sales in our core segments. As Julien mentioned, the lower core sales reflects the recent weakness in the retail environment that has impacted all of our core segments, particularly personal care. The grooming, skin care, and hair care category continued to confront competitive product launches and promotional spending in hair care. We saw in inventory reduction at our largest customer in the retail appliance category, and we also experienced a year-over-year decline of approximately $5.1 million due to a European product distribution agreement in place during fiscal year 2014 that did not continue into fiscal year 2015.

Consolidated gross profit was 41.8% of net sales compared to 38.6% of net sales in the first quarter of fiscal year 2014. The 3.2 percentage point improvement was due to two months of operations of the Nutritional Supplements segment, which had a favorable impact of 2.6 percentage points on our consolidated gross profit margin. Additionally, the core business improved 0.6 percentage points compared to the same period last year due to a better product sales mix.

SG&A was 34.1% of net sales compared to 29.1% of net sales in the second quarter of fiscal year 2014. The increase was primarily due to a higher relative SG&A ratio in the Nutritional Supplements segment, $3.6 million of acquisition-related expenses, higher advertising and other marketing expenditures in the core business, and deleverage in the core business due to lower net sales revenue, which was partially offset by lower incentive compensation cost.

Operating income was $24.6 million, which included acquisition-related expenses of $3.6 million. This compares to operating income of $30.4 million in the same period last year.

Adjusted operating income excluding non-cash share-based compensation, non-cash intangible asset amortization, and acquisition-related expenses was $36.4 million compared to $39.2 million in the same period last year. The decrease was due to the sales decline in the core business and the operating expense factors mentioned previously.

Income tax expense as a percentage of pretax income was 9% compared to 17.4% in the second quarter of fiscal year 2014. The second quarter of fiscal year 2015 includes a tax benefit of $2.1 million related to the favorable resolution of an uncertain tax position. We expect our normalized effective tax rate on an ongoing basis to range between 16% and 18% with the inclusion of Healthy Directions.

Net income was $18.8 million or $0.65 per fully diluted share on 28.8 million weighted average diluted shares outstanding. This compares to net income in the second quarter of fiscal year 2014 of $23.3 million or $0.72 per fully diluted share on 32.3 million weighted average diluted shares outstanding. Adjusted income was $28.5 million or $0.99 per fully diluted share compared to $31.2 million or $0.97 per fully diluted share for the second quarter of fiscal year 2014.

Now moving on to our financial position, at August 31, 2014 accounts receivable was $217.1 million compared to $231.3 million at the same time last year. Receivable turnover was 63.8 days compared to 61.9 days at the same period last year. The increase in AR days is the result of normal fluctuations and changes in our geographic sales mix.

Inventory increased 14.6% to $351.8 million compared to $306.9 million and reflects lower than expected sales in the second quarter due to a weak retail environment and an inventory reduction at a key retailer. We also made some opportunistic forward buys in advance of our heavy selling season. Inventory turnover was 2.6 times compared to 2.7 times for the same period last year.

Total short and long-term debt increased to $604.6 million of August 31, 2014, compared to $227.6 million at August 31, 2013. The increase primarily reflects an increase in our revolving line of credit in conjunction with the repurchase of shares in the first quarter of fiscal year 2015 and the acquisition of Healthy Directions for $195.9 million in the second quarter of fiscal year 2015.

We ended the quarter with a leverage ratio of approximately 2.9 times. At the end of August, we were at the peak of our working capital needs.

Now, I would like to turn to the outlook for the current fiscal year. Please note that we have provided a reconciliation of fiscal year 2015 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon.

For fiscal year 2015, we continue to expect net sales revenue excluding Healthy Directions in the range of $1.275 billion to $1.3 billion and GAAP diluted EPS in the range of $3.42 to $3.52, which includes after-tax non-cash asset impairment charges of $0.28 per share. Projected sales and GAAP diluted EPS from the Healthy Directions acquisition is expected to remain in the range of $100 million to $105 million and $0.12 to $0.16, respectively, for the eight months included in our fiscal results. We continue to expect consolidated net sales revenue including Healthy Directions in the range of $1.375 billion to $1.405 billion and GAAP diluted EPS in the range of $3.54 to $3.68.

Non-GAAP adjusted diluted EPS excluding Healthy Directions is expected to remain in the range of $4.55 to $4.65, which excludes the after-tax non-cash asset impairment charges, intangible asset amortization expense, and non-cash share-based compensation expense. Non-GAAP adjusted diluted EPS for Healthy Directions is expected to remain in the range of $0.32 to $0.36, which excludes after-tax acquisition-related expenses, intangible asset amortization expense, and non-cash share-based compensation expense.

Consolidated non-GAAP adjusted diluted EPS including Healthy Directions is expected to remain in the range of $4.87 to $5.01.

Our diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.2 million for the full fiscal year 2015, which includes the impact of the Dutch auction tender offer completed on March 14, 2014, as well as an additional buyback of $25.8 million in the first quarter of fiscal year 2015, as previously disclosed.

Our outlook assumes that the severity of the upcoming cold/flu season will be in line with historical averages. The likelihood and potential impact of any additional fiscal year 2015 acquisitions, asset impairment charges, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in our sales and earnings outlook.

And now, I’d like to turn the call back over to Julien for some closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, Brian. As we look to the second half of the year we remain focused on our strategic objectives as we believe they will deliver sales and profit growth to increase value for our shareholders. Our plans for the global shared services platform are moving to the implementation stage, fostering collaboration and best practices across all areas of our business. We continue to leverage our cash flow to invest in strong brands and product innovation that will drive organic growth. Our capital allocation strategy also includes accretive acquisitions and return of capital to shareholders.

With that, I would like to turn the call over to the operator to begin with the question and answer session. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Bob Labick, CJS Securities.

Bob Labick  - CJS Securities - Analyst

I wanted to start with Personal Care. Excluding the European stuff that — the $5 million that you called out and you have told us about before, the sales decline in the quarter — could you maybe break it down into a couple categories? I know previously there had been de-stocking, there’s the retail environment is tough. Is there market share loss in there too? And just try to give us a sense without dollars amount, but which of those is biggest and how you would rank what’s impacting sales right now.

Julien Mininberg  - Helen of Troy Limited - CEO

Sure, Bob, nice to hear from you. So on Personal Care, everybody probably knows we have multiple sub-segments in our Personal Care business. We have the professional appliances, the retail appliances, our liquids and lotions businesses, sometimes we refer to as Idelle brands. And we have our brushes, combs, and accessories business. The biggest driver, to answer your question, is the retail appliance business, which is the largest of four of those segments. And that’s the one that had the strongest or the biggest weakness during the second quarter.

As we previously announced in our press release on September 3, the de-stocking was the major factor. And then we had an additional weakness due to the same factors you mentioned, the retail environment, et cetera. As I mentioned in my comments just now, the fundamentals are not as strong as they could be on that business. We recognize and we are addressing it.

In terms of the professional business, the professional business on appliance did see some weakness during the second quarter, as we saw some private label activity from one of our major customers. And that said, that business has a very different profitability profile and is a stronger share retainer in its segment, especially curling irons, where it’s the overwhelming market leader.

Brushes, combs, and accessories, frankly, is growing, has been for some time, and is profitable and is accelerating, frankly. It’s the smallest of the four. And while the liquids and lotions business is continuing year-over-year declines, they are pretty much on track with our expectations and did not experience weakness beyond what we expected in the second quarter.

Bob Labick  - CJS Securities - Analyst

Okay, great, that’s very helpful color. And in terms of the — just directionally, the time it will take to get — to turn around the retail appliance division, the actions taken — is this going to continue to decelerate throughout the year? Have we hit a trough because the de-stocking should be done? How should we think about that directionally?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, so we have had a fair amount of discussion internally on this, as you can imagine. Our Board has spent time on this as well. And we have been very clear on where we want to go. We would like to stabilize our Personal Care segment, and in the back half of the year the negative news that we brought out at the beginning of September — we are not expecting things to be different from what was shown there for the back half of the year. The numbers that are cooked into that therefore show, while still declining, declining at a slower rate than what we have reported in the first half of the year. And then, as you’ve heard my comments about fixing fundamentals and investing in innovation, the intention is to trough it out, get back to stability and, depending on the quality and capability of those new initiatives, we would love to see that division growing again. That would be a major turnaround. The short-term strategy is stabilize.

Bob Labick  - CJS Securities - Analyst

Great, and then going over to Kaz, you mentioned some new product launches, I guess coming the second half. So perhaps there has been some investment in this quarter. Could you just give us a sense for when we should see margin pickup and recovery? That has been the tough thing to come by, it seems, right now. Is it because you’re investing ahead of new products or could you walk us through that?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, sure. First of all, there was some gross margin pickup across the Company for the second quarter, so that’s a good thing, just starting at the big picture across the whole thing. So I know margin is always precious and to see it grows a good thing and that just happened. So that’s good.

In terms of Kaz in particular, the investment that you are talking about has actually been going on for years. And that’s a business that, because it’s largely in things like healthcare, there’s a long pipeline, much longer than the 18 months that you heard me say before. Think clinical trials, regulatory approvals, those kind of words. That’s why it’s longer. And those investments have paid off very nicely with a number of new thermometers that are just entering the market and so far doing well. In some cases there is some marketing support, if that’s what you are asking about, but it’s not any different or any higher than the numbers that we have said earlier in the year when we said we were making those prudent investments in new products where we have news — the Braun thermometers being two examples of that, because there’s two consumer thermometers there. There’s also professional ones, so that would be three total. Vicks has some news as well.

In the case of air purifiers, while not in the healthcare space, we’re on a tear in that regard and you can see on our website market shares over the last, I think it’s eight consecutive years more than tripling, and we are darn near a 50 share there now.

We have had additional product news this year. We are not making massive consumer investments behind it. But, if you go to the shelf, you will see we are making a lot of trade investments behind it. We also launched Febreze air purifiers for the first time, as mentioned in our last call, and in that same Kaz division we have just started now under our new license with Vicks’ ZzzQuil brand, which is in the sleep-aid category. And while way too early to tell — it just shipped like a month ago, the distribution so far looks good.

So a lot of news, investment measured in years. And frankly, it will continue. This is an area of the Company that should go faster. It is. We like our prospects there. So that’s a little perspective on Kaz.

Bob Labick  - CJS Securities - Analyst

Okay, great. And then quickly, on Healthy Directions, if you back out the $3.6 million acquisition charges, there was quite a healthy margin in the quarter, I think 15% or so on an EBIT basis. Is that where we should expect EBIT on a go-forward basis? It’s fantastic, it certainly higher than I modeled. I just want to get a sense of where that can come out going ahead.

Brian Grass  - Helen of Troy Limited - CFO

Yes. Bob, I would say that maybe slightly down from that for a full fiscal year. Their profit can ebb and flow, depending on what promotional activities they choose to do and things like that. So I would say for the two months it is probably a little higher than what it would be on a full-year basis.

Bob Labick  - CJS Securities - Analyst

Okay, great, that’s very helpful. And then just last one, I promise, and I’ll get back in queue. Just on the cash flow seasonality, typically over the last couple years the second half of your fiscal year has seen the majority of your cash flow. Anything different by bringing in Healthy Directions or anything different going on in the Company or should we expect cash generation to be coming in the next six months?

Brian Grass  - Helen of Troy Limited - CFO

I think you should expect the same as our history.

Julien Mininberg  - Helen of Troy Limited - CEO

Healthy Directions is less seasonal, so just on a total pro forma basis there’s a small mathematical smoothing effect. But otherwise it’s history as usual. That cough and cold season, that cold and flu season, that’s still ahead of us. So always a wildcard exactly when it hits relative to the timing of the close of our fiscal quarters.

Bob Labick  - CJS Securities - Analyst

Okay, great. Thank you very much.

Operator

Steph Wissink, Piper Jaffray.

Steph Wissink  - Piper Jaffray & Co. - Analyst

I had a couple follow-up questions. I think Bob touched on a really interesting point related to the personal care business. I’m just curious, as you gone through some of your primary insighting, are there any possibilities to do more tweaks over the next 12 months versus the full-on redesigns? I think you mentioned, Julien, that there’s an 18-month start to finish cycle. But tell us a little bit about some of the things you have been learning from your insights that may allow you to tweak some of your existing products that might help you better position in the marketplace.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. First of all, hi, Steph. Thank you very much for joining and we are thrilled to have you on board as our new analyst. That’s wonderful.

And in terms of Personal Care, I hope I was careful in my comment. I wanted to make it very clear that there’s a short term aspect to the changes that we are making as well as a midterm or longer-term on the more fundamentals around the product and the innovation. So, it’s focusing on the short-term, to your question. The fundamentals on the retail appliance side need to be improved. We’ve done a fair amount of consumer contact over the last couple months and come to the conclusion that on the clarity of our packaging, the segmentation of our consumers, meaning which products are speaking to which group, and how we use our portfolio of excellent brands — we’re talking about world-class players like Vidal Sassoon and Revlon as two examples there, Hot Tools on the professional side — there’s clearly an opportunity to better leverage those brands in terms of packaging.

Their execution at the trade in terms of how they look and our merchandise, and in terms of the claims they make as well as a language that we use on the packaging around articulating their benefits to consumers. And those are all much shorter term than these 18 to 24 months that you hear from me.

To be clear about the 18 to 24 months, that’s about wholesale new product development, which doesn’t mean that we’re getting rid of our old products. We have some excellent sellers. We are a very strong market leader in various parts of the professional business and we are a very strong number two on the retail side, despite the suffering that we’ve talked about. And so it’s not — people should not get the impression that we are not satisfied with our products. We are simply wanting to have much more news in that category to get it growing. And then from the quality standpoint were also able to make some shorter-term moves, and we have identified some very specific circuitry and other types of changes that we think can help us on quality. It just takes a couple months to get them through the production cycle.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Great, that’s really helpful. And then if I might, Julien, just a follow-up to the comment you made around the end of quarter orders, very intriguing to hear that there might have been some late quarter follow through on some of your execution. Could you talk a little bit about what areas those might have come in? And then has that momentum continued into this current quarter?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, so first just a clarification — when we made our announcement September 3 people on the call might think, well, geez, that was after the sales were known for the quarter. And that said, with the holiday weekend there and us running our calculations for that announcement, it was actually the week before. So during that we could just so happened that we saw some pretty strong orders. Some of them were in the appliance business, some of them on the retail side. Remember, we said at that time, people should recall, that the destocking that one large customer had just finished like a week or so before. So it turned out that they swung their pendulum a little far and just picked up their orders a little bit in that next week. We just didn’t know that was going to happen. So that was good news.

In terms of other areas there was some strength in other parts of the Company during that week but nothing to specifically report or break out. And then the question of September — while we are not in the habit of reporting an undisclosed month yet, I can say that it’s very much in line with what we were predicting when we made our announcement on September 3 about what we expected in the coming months. I also want to make sure people know that in no way did we pull orders in from September into August; it just so happened there was a little bit more shipment flow and we didn’t time them in any way. It just felt that way.

Brian Grass  - Helen of Troy Limited - CFO

And Steph, the only thing I will add is that we are seeing a lot of volatility. So we saw an increase at the end of August and then we are seeing choppiness in orders. So that makes it a little bit harder to build a trend off of but we are seeing a lot of volatility.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Brian, could you just help qualify that volatility? Would you say that it’s more or less than what it used to be at this time of the year? Is there something changing in either the buyer mentality or the ordering cycles from your major retail partners?

Julien Mininberg  - Helen of Troy Limited - CEO

Julien here — I don’t think it’s about a special kind of volatility that we are uniquely seeing. You’ve seen JCPenney and others report fairly publicly that they themselves are seeing volatility. So as they try to read the market that they are purchasing to serve, their own internal consumption measures are moving around more than they have seen in the past. And that’s why they are reporting volatility. That ordering machine, meaning our customers, seeing the volatility — it just naturally reflects in their orders to their suppliers. We’re an important one — not just for JCPenney but it’s just one happens to have announced that, I think, in the last couple days. And the point is that’s what’s moving it around. It’s not extreme. It’s just a little harder to forecast when you see a week high, then a week a little lower, then a big fat Friday at the end of a week; or like we saw at the end of last month, they just happened to be a surge in those magic couple of days before the Memorial Day holiday.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Okay, thanks, guys. Best of luck.

Operator

Jason Gere, KeyBanc.

Jason Gere  - KeyBanc Capital Markets - Analyst

Just to follow up on the last question, just about the sales at the end of the second quarter, I know some of this obviously is seasonal. So does that take away a little bit from what you were — I just want to make sure I’m clear on the comments you made. Does that take away from an order that you thought would come in October and we are just shifting off the ordering patterns by a few weeks?

Julien Mininberg  - Helen of Troy Limited - CEO

No, and thanks for asking for the clarification because I want to make sure people hear this. Not in any way is the answer. It just so happened that we saw stronger orders at the very end of August and we were very happy to ship them. We had the product. And we were happy to satisfy our customers.

In terms of September it’s not like there were dead days in the beginning of September because we pushed it all to the end of August. In fact, I’m trying to say the opposite. We did none of that. It’s just that’s when the orders fell; that’s when we shipped them.

And in the case of — on the forward-looking there is no movement of orders around. When they come, they come. We have a very clear visibility to what we sold. We work with our customers to schedule those orders. We make sure we have inventory to do them and go through our normal process. What Brian and I are trying to say is that it has just been a little more volatile than we have seen the past and for that reason it’s harder to predict. And just for super clarity — I know this is repetition but I want to make sure you hear — that in September so far what we saw was very much in line with what we were projecting on the top line when we meet those numbers that went with our disclosures on September 3.

Jason Gere  - KeyBanc Capital Markets - Analyst

And then just with those orders, was there anything on OXO or was this more just really on the personal care side, because I have on OXO?

Julien Mininberg  - Helen of Troy Limited - CEO

More on Personal Care. OXO does have some volatility as well. We see it go up and down a little. But it was — like I’m trying to say about the destocking, there was a customer who had done some destocking, a large one. It just so happened that that came late in the quarter. It also stopped late in the last month of the quarter and then as they themselves realized that the products were selling through at a rate faster than they had predicted, they ordered some more late in the quarter and that happened to fall in those last days. So it was more about that. And just for clarity for everybody, we’re not talking about $20 million. There’s a couple million dollars that just happened to spill into those days and it made the quarter just a little bit better at the very, very end.

Jason Gere  - KeyBanc Capital Markets - Analyst

So just — as I brought up OXO, in the years I’ve been covering the stock I think this is the first time I’ve ever seen the organic sales actually decline year over year. I was just wondering if you could talk about OXO in the US maybe in terms of — and again I know it’s a timing of innovation, things like that. But in terms of distribution opportunity still in the US, how much the US is relying more on adjacencies. And then maybe as you guys start to think about rolling it out internationally in order to take this great brand and really expand it, so that you can provide a little bit of color on OXO.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, so a little color on OXO — first of all, for clarity OXO for the six months that ended on August 31, this is the first half of our fiscal year, is up. It’s up 2%. Just for facts, the Healthcare and Home Environment is also up, 4% on a first-half basis.

Getting back to OXO, about your questions, OXO is doing well. It continues to do well. And the consistency that you are referring to is what we expect from OXO. It’s what we have seen is what we expect for the rest of the fiscal year. In terms of distribution, OXO has built out its distribution beautifully in the US and you can see it on those big walls of gadgets in places like Bed Bath & Beyond and Macy’s and Kohl’s. You see them at Target. Lots of stores — I’m sure you’ve seen that. And so, while there are some opportunity gains is still to have in distribution, always new doors to knock on, we think that entering new adjacent categories is the better move for OXO.

We are doing that in the pots and pans area with The Cookware Company. We’ve done it with Pop containers over the last couple of years, we have done it with our OXO tots brands over the last couple of years. So we’ve proven that that’s possible rather than just growth through distribution. And we have some pretty cool new stuff in the pipeline which were not prepared to disclose publicly yet, but we should be able to continue entering nice adjacent categories rather than always having to depend on increased distribution.

On the subject of international, just so everyone is clear, we have been selling OXO internationally for years, decades, in fact. It continues to grow and it’s growing faster than in the US. And there’s some countries — Canada, UK and others — that are leading the way. We have expansion plans for OXO outside of the US. We have an Asian business that’s growing and we are trying our luck in Europe now as well. So there are international opportunities for OXO. We are pursuing them and they are adding growth at a faster rate than we are able to grow in the United States, not just do the distribution but even with those new products that we are adding.

Brian Grass  - Helen of Troy Limited - CFO

Jason, the only thing I will add to what Julien said was in the second quarter of last year OXO had some pretty significant new product rollouts. So it’s a little bit of a difficult comparison for just the second quarter.

Jason Gere  - KeyBanc Capital Markets - Analyst

That’s fair. And as you to think about the back half of the year, in terms — and you guys reiterated your sales guidance. So are you looking equally from the healthcare business and housewares to drive mid-single digit organic sales, offsetting what seems to be more mid-single digit, at least on the personal care side? I’m just trying to flesh out the expectations ex-Healthy Directions. Is that a fair assessment?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. We’ve been pretty clear through the year and even with some of the volatility that we are talking about in our own forecasting that OXO is a mid single-digit expectation for the year. Kaz is slightly lower but also mid single-digit expectation for the year, so you can do the math from where they are so far fiscal year to date. Getting to that outcome would imply that they are going to have decent growth in the back half of the year.

In the case of Healthcare and Home Environment’s, just because it is so big I have to repeat that point I made before, which is the cold and flu season does matter a lot to their sales as well as their profitability mix. And while the level of sickness often turns out to be about the same every year, that’s not always true, the timing of whether it’s early or late is well beyond our control. And it just so happens that February 28, our fiscal year close, sometimes there’s still a lot of that going on. So it’s possible it can spill across that fiscal line.

And in the case of the other divisions, we have been pretty clear, I think, that we expect Healthy Directions to grow on about that 6% track that it is been on in its historical trend and we like that. It’s faster than our historical growth rate and it’s one of the reasons that we bought it. And in the case of Personal Care, as we said before, stabilize is the magic word. We are looking to reduce the decline and ultimately flatten it before we try to improve it.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay, thanks, and best of luck.

Operator

(Operator Instructions) Steven Friedman from Wells Fargo Advisors.

Steven Friedman  - Wells Fargo Securities, LLC - Analyst

I think most of my questions have pretty well been touched upon. But I want to just go over the very impressive increase in the gross margin from 38.6% to 41.8% with only two months of Healthy Directions. I think you said 2.6% of that was due to Healthy Directions and 0.6% due to the Personal Care business?

Brian Grass  - Helen of Troy Limited - CFO

Yes, Steve, that’s correct. 2.6 percentage point impact from Healthy Directions and 0.6 from the remainder of the business.

Steven Friedman  - Wells Fargo Securities, LLC - Analyst

Okay, and I think you said that you expected not quite that rate of increase. But would it be fair to say that for only two months of a quarter that kind of percentage increase to your gross margins might be ongoing? That’s quite impressive.

Julien Mininberg  - Helen of Troy Limited - CEO

Well, first of all, thanks, Steven, and nice to hear from you. I want to make sure people understand that Healthy Directions is structurally a higher gross margin business than our average. I think when we bought it we announced that that number is close to 70%. While it has higher SG&A because it does its own fulfillment in shipment, it naturally sweetens our mix. So yes, you should expect that there is a structural improvement to our gross margin profile because every dollar that sells out of Healthy Directions is on average at about 70 points, I think the number is 69. And as a result, the structural change that you are observing just happens to have started this quarter. So you are noticing the pop. But we would expect that this is a new normal in Healthy Directions in the mix.

In terms of the sweetening from the other parts of the business, it just happened to come that way from the mix that sold of products in the third quarter and fourth-quarter, as Bob Labick mentioned, there’s more Healthcare and Home Environment, so it generates more cash flow in that time. And one of the reasons that happened is because things like thermometers and humidifiers that also happen to be a sweeter mix, come in.

And then all the rest of our efforts to grow our business organically behind some of the higher-margin brands like PUR — as those bets hopefully pay off, we may see some sweetening at the gross margin level. That said, it’s a tough world out there and we end up promoting back a little bit as well in the more commoditized parts of the business because of that retail environment.

Steven Friedman  - Wells Fargo Securities, LLC - Analyst

Well, would it be fair, then, to say the new normal is going to be a gross margin north of 40% or so on the overall blend?

Brian Grass  - Helen of Troy Limited - CFO

Yes. When we first announced Healthy Directions we said it would increase our overall gross margins by three percentage points, and we still think that’s correct.

Steven Friedman  - Wells Fargo Securities, LLC - Analyst

Okay. Well, most of my other questions have been answered. Thank you very much.

Operator

And with no further questions in the phone queue, I would like to turn the call back over to Julien Mininberg for any additional or closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, operator. And thanks to everyone for joining us here today and for your continued interest in support of Helen of Troy. We look forward to speaking to you again at our third-quarter call in January, if not before. Thanks again and have a great evening.

Operator

This does conclude today’s conference. We thank you for your participation.